EXHIBIT 99.1

               American Tower Contacts:  Joseph L. Winn, Chief Financial Officer
                                 or Emily Farina, Director of Investor Relations
                                                     Telephone:  (617)  375-7500

                                OmniAmerica Contacts:  Mark Semer or Roy Winnick
                                   Kekst and Company,  Telephone: (212) 521-4800


FOR IMMEDIATE RELEASE

                AMERICAN TOWER CORPORATION AND OMNIAMERICA, INC.
                                 COMPLETE MERGER

Boston, Massachusetts and Albuquerque, New Mexico - February 25, 1999 - American Tower Corporation (NYSE: AMT) and OmniAmerica, Inc. (NASDAQ: XMIT) announced today that they have completed their previously announced merger transaction.

American Tower issued approximately 16.7 million shares of Class A Common Stock to OmniAmerica stockholders and assumed OmniAmerica's outstanding debt. Consideration for the merger also included the assumption of approximately 1.0 million shares of OmniAmerica employee stock options. Shares of OmniAmerica common stock ceased trading effective today. In addition, Jack D. Furst, Chairman of OmniAmerica and a Partner of Hicks, Muse, Tate & Furst Incorporated, OmniAmerica's largest shareholder, will join the Board of Directors of American Tower.

Credit Suisse First Boston acted as financial advisor to American Tower Corporation in this transaction, and BT Wolfensohn acted as financial advisor to OmniAmerica, Inc.

American Tower is a leading independent owner and operator of broadcast and wireless communications sites in the United States and, giving effect to pending transactions, will operate more than 3,200 towers in 44 states and the District of Columbia. Based in Boston, the Company has a national footprint with regional hubs in Boston, Albuquerque, Atlanta, Chicago, Houston and San Francisco.


         This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications and implementation of digital television, (iii) the success of the Company's' tower construction program and (iv) the successful operational integration of the Company's businesses acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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116 Huntington Avenue, Boston, Massachusetts 02116 617-375-7500 FAX 617-375-7575